SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                               (Amendment No. __)

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|_|   Soliciting Material Under Rule 14a-12

                           Tri-Continental Corporation
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

                           Tri-Continental Corporation
                         an investment you can live with

                                                                April   , 2006

Dear Valued Stockholder:

We need your help to defeat a group of hedge funds who are attempting to take control of your long-term investment for their short-term gain. We urge you to support Tri-Continental by completing and signing the enclosed white proxy card.

You may have recently received material from the Hedge Fund Group, led by Western Investment Hedged Partners. This group of dissidents is attempting to install its own nominees on Tri-Continental's Board at the upcoming 77th Annual Meeting of Stockholders on May 4, 2006. We are required by law to provide the Hedge Fund Group with your address.
We regret any inconvenience that this may cause you.

Don't be confused by the large amount of material sent to you by the Hedge Fund Group. Their goal is to install directors who will seek to have Tri-Continental open-ended or liquidated solely to make a trading profit on their short-term investment.

Outlined below are matters relating to your investment that we believe are particularly important for your consideration:

      o Tri-Continental's recent performance, for the periods ending March 31, 2006, has been highly respectable:

                                                  Average Annual Return
                                                  ---------------------   Cumulative Return
                                   3 months       1 year        3 years        3 years
                                   --------       ------        -------        -------
                  Market Price       9.32%         15.29%        17.94%         64.06%
                  NAV                4.74          11.14         17.04          60.33
                  S&P 500            4.21          11.73         17.22          61.07

            For more information on Tri-Continental's performance, visit www.tricontinental.com.

      o As a result of Tri-Continental's investment performance, substantial capital gains have been realized since 2003. These gains have been used to offset much of the tax loss carry-forward that resulted from the bear market of 2000-2002.

                                              2004       2005     2006(3 months)
                                              ----       ----     --------------
                  Realized Capital Gains      $1.79      $2.23        $0.56

            Capital gain payments to stockholders will resume once the loss carryforward is eliminated. As of March 31, 2006, the loss carryforward has been reduced to $2.11 per share.

      o Tri-Continental's regular quarterly dividend was $.07 per share in the first quarter of 2006, compared with $.04 per share in the fourth quarter of 2003, an increase of 75%.

The Directors proposed by the Hedge Fund Group have little relevant experience, and two of them own no shares of Tri-Continental. The Directors proposed by your Board are highly qualified individuals with relevant experience, and each are long-time stockholders of Tri-Continental.

Please support Tri-Continental by completing and signing the enclosed white proxy card.

Sincerely,

/s/ William C. Morris                            /s/ Brian T. Zino

William C. Morris                                Brian T. Zino
Chairman                                         President

We recently mailed you proxy material in which your Board of Directors recommended that you use the White Proxy Card to:

      o Vote "FOR" the re-election of three experienced Directors: General John R. Galvin, Mr. William C. Morris, and Mr. Robert L. Shafer;

      o Vote "FOR" the ratification of the selection of Deloitte & Touche LLP as independent auditors of Tri-Continental for 2006; and

      o Vote "AGAINST" the proposal recommending that the Board take steps to provide for cumulative voting in the election of Directors of the Corporation.

We urge you to support Tri-Continental by completing, signing and dating our enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Please do not sign or return the Gold proxy card sent to you by the Western Investment Hedge Fund Group or its associates.

If you have already returned a Gold Proxy Card from the Western Investment Hedge Fund Group and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board's nominees and AGAINST the cumulative voting proposal.

                                                     Tri-Continental Corporation

================================================================================
  If you have questions or need assistance in voting your shares, please call:

                          Georgeson [LOGO] Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (888) 219-8293 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800
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